Exhibit 99.1

News Media Contact:	Investor Relations Contact:
David E. Pendery	Andy Schulz
IHS Inc.	IHS Inc.
+1 303 397 2468	+1 303 397 2969
david.pendery@ihs.com	andy.schulz@ihs.com

IHS Inc. Reports Fourth Quarter and Full Year 2010 Results

•	Record quarterly revenue of $296 million, up 15%

•	Adjusted EBITDA of $90.1 million, or 30.4% of revenue for the quarter

•	EPS of $0.64 and adjusted EPS of $0.81 for the quarter

•	New $1 billion unsecured credit facility signed

ENGLEWOOD, Colo. (January 6, 2011) – IHS Inc. (NYSE: IHS), a leading global source of critical information and insight, today reported results for the fourth quarter and full year ended November 30, 2010. Revenue for the fourth quarter of 2010 totaled $296 million, a 15 percent increase over fourth quarter 2009 revenue of $257 million. Net income attributable to IHS for the fourth quarter of 2010 was $41.5 million, or $0.64 per diluted share, compared to fourth quarter 2009 net income attributable to IHS of $41.2 million, or $0.64 per diluted share. Revenue for fiscal year 2010 totaled $1.075 billion, up 11 percent over the prior year total of $967 million. Net income attributable to IHS for the full year 2010 was $141 million, or $2.18 per diluted share, compared to full year 2009 net income attributable to IHS of $135 million, or $2.11 per diluted share.

Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) totaled $90.1 million for the fourth quarter of 2010, up 16 percent from $77.8 million in the fourth quarter of 2009. Adjusted earnings per diluted share were $0.81 for the fourth quarter of 2010, an increase of eight percent over the prior-year period. Adjusted EBITDA for fiscal year 2010 totaled $325 million, up 17 percent from $279 million in 2009. Adjusted earnings per diluted share were $2.96 for fiscal 2010, an increase of 13 percent over the prior-year period. Adjusted EBITDA and adjusted earnings per share are non-GAAP (Generally Accepted Accounting Principles) financial measures used by management to measure operating performance. Please see the end of this release for more information about these non-GAAP measures.

“It was a record year for us. We earned more Adjusted EBITDA in the fourth quarter of 2010 than we did in all of 2005, just five short years ago,” said Jerre Stead, IHS chairman and chief executive officer. “With strengthening organic growth, continued margin expansion and healthy free cash flow generation, we finished the year on a high note and enter 2011 with strong momentum.”

Fourth Quarter 2010 Details

Revenue for the fourth quarter of 2010 totaled $296 million, a 15 percent increase over fourth-quarter 2009 revenue of $257 million. The revenue increase was driven by six percent organic growth, 10 percent acquisitive growth, and was offset one percent by foreign currency movements. The subscription-based business grew seven percent organically and represented 76% of total revenue. The company continued to grow its business overall in all three regions. The Americas (North and South America) segment increased its revenue during the fourth quarter by $22.5 million, or 14 percent, to $180 million. The EMEA (Europe, Middle East and Africa) segment grew its fourth quarter revenue by $9.3 million, or 12 percent, to $88.1 million. The APAC (Asia Pacific) segment’s revenue was up $7.3 million, or 36 percent, to $27.6 million.

Adjusted EBITDA for the fourth quarter of 2010 was $90.1 million, up $12.3 million, or 16 percent, over the prior-year period. Operating income increased $2.0 million, or four percent, to $55.6 million. Americas’ operating income increased $4.0 million, or eight percent, to $55.5 million. EMEA’s operating income was up $2.6 million, or 13 percent, to $21.9 million. APAC’s operating income grew $1.9 million, or 28 percent, to $8.8 million.

Full Year 2010

Revenue for the year ended November 30, 2010, totaled $1.075 billion, an 11 percent increase over 2009 revenue of $967 million. Revenue growth was comprised of five percent organic, five percent acquisitive, and one percent from foreign currency movements. The subscription-based portion of the business grew six percent organically and represented 78 percent of total revenue. The company continued to grow its business overall in all three regions. The Americas segment increased its revenue year over year by $68.2 million, or 11 percent, to $671 million. The EMEA segment grew its annual revenue by $24.1 million, or eight percent, to $312 million. The APAC segment’s revenue was up $15.9 million, or 21 percent, to $92.7 million.

Adjusted EBITDA for fiscal 2010 was $325 million, up $46.2 million, or 17 percent, over the prior year. Operating income increased $6.9 million, or four percent, to $187 million. Americas’ operating income increased $11.7 million, or 6 percent, to $203 million. EMEA’s operating income was up $9.1 million, or 15 percent, to $69.7 million. APAC’s operating income grew $4.9 million, or 20 percent, to $29.6 million.

Net income attributable to IHS for the year ended November 30, 2010, increased $6.4 million, or five percent, to $141 million, or $2.18 per diluted share.

Cash Flows

IHS generated $266 million of cash flow from operations during the year ended November 30, 2010, representing a 13 percent increase over last year’s $235 million.

Balance Sheet

IHS ended fourth quarter 2010 with $201 million of cash and cash equivalents and $294 million of debt.

New, Expanded $1 Billion Unsecured Credit Facility

On January 5, 2011, IHS completed a $1 billion syndicated bank credit facility consisting of a $300 million term loan and a $700 million revolver. Both loans are unsecured with a five-year tenor expiring in January 2016. The interest rates for borrowing under both loans range from the applicable LIBOR plus 1.25% to 2.00%, depending upon our leverage, which is capped at three times under this agreement.

“We elected to implement a new credit facility since there were less than two years remaining on our prior credit facility, and as market conditions had improved substantially,” stated Michael J. Sullivan, IHS executive vice president and chief financial officer. “In completing the new $1 billion credit facility, we added capacity to fund acquisitions.”

Outlook (forward-looking statement)

For the year ending November 30, 2011, IHS expects:

•	All-in revenue in a range of $1.21 to $1.25 billion; and

•	All-in adjusted EBITDA in a range of $378 to $388 million.

Additionally, for the year ending November 30, 2011, we also expect:

•	Depreciation and amortization expense to be approximately $75 million;

•	Net interest expense of approximately $7 million;

•	Stock-based compensation expense to be approximately $80 million;

•	Net pension expense to be approximately $11 million;

•	An adjusted tax rate of approximately 28 percent; and

•	Fully diluted shares to be approximately 66 million.

The above outlook assumes constant currencies and no further acquisitions, restructurings or unanticipated events.

See discussion of adjusted EBITDA and non-GAAP financial measures at the end of this release.

As previously announced, IHS will hold a conference call to discuss fourth quarter and full year 2010 results on January 6, 2011, at 3:00 p.m. MDT (5:00 p.m. EDT). The conference call will be simultaneously webcast on the company’s website: www.ihs.com.

Use of Non-GAAP Financial Measures

Non-GAAP results are presented only as a supplement to the financial statements based on U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information is provided to enhance the reader’s understanding of our financial performance, but no non-GAAP measure should be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP. Reconciliations of the most directly comparable GAAP measures to non-GAAP measures, such as adjusted EBITDA and adjusted earnings per diluted share, are provided within the schedules attached to this release.

EBITDA is defined as net income plus or minus net interest plus income taxes, depreciation and amortization. Adjusted EBITDA excludes non-cash items, gains and losses on sales of assets, restructuring charges and other items that management does not utilize in assessing our operating performance (as further described in the attached financial schedules). Adjusted earnings per diluted share exclude similar non-cash items as adjusted EBITDA. None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure.

Management uses these non-GAAP measures in its operational and financial decision-making, believing that it is useful to eliminate certain items in order to focus on what it deems to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations. As a result, internal management reports used during monthly operating reviews feature the adjusted EBITDA and adjusted earnings per diluted share metrics. Management also believes that investors may find non-GAAP financial measures useful for the same reasons, although investors are cautioned that non-GAAP financial measures are not a substitute for GAAP disclosures. EBITDA, adjusted EBITDA, and adjusted earnings per diluted share are also used by research analysts, investment bankers and lenders to assess our operating performance. For example, a measure similar to EBITDA is required by the lenders under our credit facility.

Because not all companies use identical calculations, our presentation of non-GAAP financial measures may not be comparable to other similarly-titled measures of other companies. However, these measures can still be useful in evaluating our performance against our peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures. For example, a company with greater GAAP net income may not be as appealing to investors if its net income is more heavily comprised of gains on asset sales. Likewise, eliminating the effects of interest income and expense moderates the impact of a company’s capital structure on its performance.

All of the items included in the reconciliation from net income to adjusted EBITDA are either (i) non-cash items (e.g., depreciation and amortization and stock-based compensation expense) or (ii) items that management does not consider to be useful in assessing our operating performance (e.g., income taxes, restructurings and gain on sale of assets). In the case of the non-cash items, management believes that investors can better assess our operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect our ability to generate free cash flow or invest in our business. For example, by eliminating depreciation and amortization from EBITDA, users can compare operating performance without regard to different accounting determinations such as useful life. In the case of the other items, management believes that investors can better assess operating performance if the measures are presented without these items because their financial impact does not reflect ongoing operating performance.

IHS Forward-Looking Statements:

This release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such statements may include financial projections and estimates and their underlying assumptions, statements regarding plans, objectives and expectations with respect to future operations, products and services, and statements regarding future performance. Forward-looking statements are generally identified by the words “expect,” “anticipate,” “believe,” “intend,” “estimate,” “plan” and similar expressions. Although IHS and its management believe that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties—many of which are difficult to predict and generally beyond the control of IHS—that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include those discussed or identified by IHS from time to time in its public filings. Other than as required by applicable law, IHS does not undertake any obligation to update or revise any forward-looking information or statements. Please consult our public filings at www.sec.gov or www.ihs.com.

About IHS Inc. (www.ihs.com)

IHS (NYSE: IHS) is a leading source of information and insight in pivotal areas that shape today’s business landscape: energy, economics, geopolitical risk, sustainability and supply chain management. Businesses and governments around the globe rely on the comprehensive content, expert independent analysis and flexible delivery methods of IHS to make high-impact decisions and develop strategies with speed and confidence. IHS has been in business since 1959 and became a publicly traded company on the New York Stock Exchange in 2005. Headquartered in Englewood, Colorado, USA, IHS employs more than 4,400 people in more than 30 countries around the world.

IHS is a registered trademark of IHS Inc. All other company and product names may be trademarks of their respective owners. Copyright © 2011 IHS Inc. All rights reserved.

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IHS INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per-share amounts)

	November 30,	November 30,
	2010	2009
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$200,735	$124,201
Accounts receivable, net	256,552	203,500
Deferred subscription costs	41,449	40,279
Deferred income taxes	33,532	30,970
Other	20,466	14,284

Total current assets	552,734	413,234

Non-current assets:
Property and equipment, net	93,193	74,798
Intangible assets, net	384,568	309,795
Goodwill, net	1,120,830	875,742
Other	4,377	2,019

Total non-current assets	1,602,968	1,262,354

Total assets	$2,155,702	$1,675,588

Liabilities and stockholders’ equity
Current liabilities:
Short-term debt	$19,054	$92,577
Accounts payable	35,854	26,470
Accrued compensation	51,233	44,196
Accrued royalties	24,338	25,666
Other accrued expenses	51,307	39,385
Income tax payable	4,350	1,720
Deferred subscription revenue	392,132	319,163

Total current liabilities	578,268	549,177

Long-term debt	275,095	141
Accrued pension liability	25,104	19,194
Accrued post-retirement benefits	10,056	9,914
Deferred income taxes	73,586	68,334
Other liabilities	17,512	15,150
Commitments and contingencies

Stockholders’ equity:
Class A common stock, $0.01 par value per share, 160,000,000 and 80,000,000 shares authorized; 66,250,283 and 64,801,035 shares issued; 64,248,547 and 63,283,947 shares outstanding at November 30, 2010 and 2009, respectively	662	648
Additional paid-in capital	541,108	472,791
Treasury stock, at cost; 2,001,736 and 1,517,088 shares at November 30, 2010 and 2009, respectively	(101,554)	(75,112)
Retained earnings	860,497	719,182
Accumulated other comprehensive loss	(124,632)	(103,831)

Total stockholders’ equity	1,176,081	1,013,678

Total liabilities and stockholders’ equity	$2,155,702	$1,675,588

IHS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per-share amounts)

	Three Months Ended November 30,		Year Ended November 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Revenue:
Products	$259,234	$221,596	$937,383	$840,129
Services	36,952	35,532	138,077	127,171

Total revenue	296,186	257,128	1,075,460	967,300

Operating expenses:
Cost of revenue:
Products	104,400	88,474	383,499	339,950
Services	19,543	19,188	74,379	69,996

Total cost of revenue (includes stock-based compensation expense of $430; $654; $3,633 and $2,564 for the three months and years ended November 30, 2010 and 2009, respectively)	123,943	107,662	457,878	409,946
Selling, general and administrative (includes stock-based compensation expense of $16,320; $12,196; $62,841 and $54,548 for the three months and years ended November 30, 2010 and 2009, respectively)	98,098	84,095	358,012	332,518
Depreciation and amortization	16,969	13,115	59,474	49,146
Restructuring charges (credits)	—	(319)	9,022	(735)
Gain on sales of assets, net	—	(365)	—	(365)
Net periodic pension and post-retirement expense (income)	1,205	(627)	4,784	(2,684)
Other expense (income), net	399	(3)	(453)	(412)

Total operating expenses	240,614	203,558	888,717	787,414

Operating income	55,572	53,570	186,743	179,886
Interest income	269	306	655	1,088
Interest expense	(963)	(540)	(2,036)	(2,217)

Non-operating income (expense), net	(694)	(234)	(1,381)	(1,129)

Income from continuing operations before income taxes	54,878	53,336	185,362	178,757
Provision for income taxes	(13,499)	(12,262)	(43,993)	(41,512)

Income from continuing operations	41,379	41,074	141,369	137,245
Income (loss) from discontinued operations, net	76	125	(54)	(138)

Net income	41,455	41,199	141,315	137,107
Less: Net income attributable to noncontrolling interests	—	—	—	(2,144)

Net income attributable to IHS Inc.	$41,455	$41,199	$141,315	$134,963

Basic earnings per share:
Income from continuing operations attributable to IHS Inc.	$0.64	$0.65	$2.21	$2.14
Income (loss) from discontinued operations, net	—	—	—	—

Net income attributable to IHS Inc. (1)	$0.65	$0.65	$2.21	$2.14

Weighted average shares used in computing basic earnings per share	64,216	63,227	63,964	63,055

Diluted earnings per share:
Income from continuing operations attributable to IHS Inc.	$0.64	$0.64	$2.18	$2.11
Income (loss) from discontinued operations, net	—	—	—	—

Net income attributable to IHS Inc. (1)	$0.64	$0.64	$2.18	$2.11

Weighted average shares used in computing diluted earnings per share	65,155	64,252	64,719	63,940

(1)	Note: amounts may not sum due to rounding.

IHS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended November 30,
	2010	2009
	(Unaudited)
Operating activities:
Net income	$141,315	$137,107
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	59,474	49,146
Stock-based compensation expense	66,474	57,112
Gain on sale of assets, net	—	(365)
Excess tax benefit from stock-based compensation	(5,024)	(13,072)
Non-cash net periodic pension and post-retirement expense (income)	3,407	(4,006)
Deferred income taxes	(3,471)	18,272
Change in assets and liabilities:
Accounts receivable, net	(37,886)	19,476
Other current assets	(2,565)	205
Accounts payable	3,017	(13,280)
Accrued expenses	(800)	(13,334)
Income tax payable	6,547	(2,606)
Deferred subscription revenue	36,268	712
Other liabilities	(568)	(673)

Net cash provided by operating activities	266,188	234,694
Investing activities:
Capital expenditures on property and equipment	(31,836)	(27,739)
Acquisitions of businesses, net of cash acquired	(334,514)	(125,379)
Intangible assets acquired	—	(5,300)
Change in other assets	(186)	1,501
Settlements of forward contracts	(424)	830
Proceeds from sale of assets and investment in affiliate	—	2,049

Net cash used in investing activities	(366,960)	(154,038)
Financing activities:
Proceeds from borrowings	245,000	179,000
Repayment of borrowings	(43,300)	(183,297)
Excess tax benefit from stock-based compensation	5,024	13,072
Proceeds from the exercise of employee stock options	1,320	2,112
Repurchases of common stock	(26,442)	(10,480)

Net cash provided by financing activities	181,602	407

Foreign exchange impact on cash balance	(4,296)	12,098

Net increase in cash and cash equivalents	76,534	93,161
Cash and cash equivalents at the beginning of the period	124,201	31,040

Cash and cash equivalents at the end of the period	$200,735	$124,201

IHS INC.

SUPPLEMENTAL REVENUE DISCLOSURE

(In thousands)

	Three Months Ended November 30,		Year Ended November 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Revenue by transaction type:
Subscription	$225,586	$195,251	$836,039	$749,123
Consulting	19,031	19,183	62,331	60,496
Transaction	19,403	14,704	64,162	58,980
Other	32,166	27,990	112,928	98,701

Total revenue	$296,186	$257,128	$1,075,460	$967,300

	Three Months Ended November 30,		Year Ended November 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Revenue by information domain:
Energy	$121,800	$113,200	$472,240	$448,798
Product Lifecycle	96,276	78,852	344,935	298,968
Security	30,818	29,885	112,061	105,566
Environment	23,102	12,427	61,015	33,195
Macroeconomic Forecasting and Intersection	24,190	22,764	85,209	80,773

Total revenue	$296,186	$257,128	$1,075,460	$967,300

IHS INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASUREMENTS TO

MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASUREMENTS

(In thousands)

	Three Months Ended November 30,		Year Ended November 30,
	2010	2009	2010	2009
	(Unaudited)
Net income attributable to IHS Inc.	$41,455	$41,199	$141,315	$134,963
Interest income	(269)	(306)	(655)	(1,088)
Interest expense	963	540	2,036	2,217
Provision for income taxes	13,499	12,262	43,993	41,512
Depreciation and amortization	16,969	13,115	59,474	49,146

EBITDA	72,617	66,810	246,163	226,750
Stock-based compensation expense	16,750	12,850	66,474	57,112
Restructuring charges (credits)	—	(319)	9,022	(735)
Gain on sales of assets, net	—	(365)	—	(365)
Non-cash net periodic pension and post-retirement expense (income)	852	(1,002)	3,407	(4,006)
(Income) loss from discontinued operations, net	(76)	(125)	54	138

Adjusted EBITDA	$90,143	$77,849	$325,120	$278,894

IHS INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASUREMENTS TO

MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASUREMENTS

(In thousands)

	Three Months Ended November 30,
	2010	2009
	(Unaudited)
Americas	$180,430	$157,973
EMEA	88,133	78,799
APAC	27,623	20,356
Shared Services	—	—

Revenue	$296,186	$257,128

Americas	$55,541	$51,531
EMEA	21,935	19,372
APAC	8,825	6,879
Shared Services	(30,729)	(24,212)

Operating income	$55,572	$53,570

	Three Months Ended November 30, 2010
	Americas	EMEA	APAC	Shared Services	Total
	(Unaudited)
Operating income	$55,541	$21,935	$8,825	$(30,729)	$55,572

Adjustments:

Stock-based compensation expense	—	—	—	16,750	16,750
Depreciation and amortization	12,671	3,643	80	575	16,969
Non-cash net periodic pension and post-retirement expense	—	—	—	852	852

Adjusted EBITDA	$68,212	$25,578	$8,905	$(12,552)	$90,143

	Three Months Ended November 30, 2009
	Americas	EMEA	APAC	Shared Services	Total
	(Unaudited)
Operating income	$51,531	$19,372	$6,879	$(24,212)	$53,570

Adjustments:

Stock-based compensation expense	—	—	—	12,850	12,850
Depreciation and amortization	8,589	3,971	37	518	13,115
Restructuring credits	(70)	(25)	—	(224)	(319)
Gain on sales of assets, net	(147)	(218)	—	—	(365)
Non-cash net periodic pension and post-retirement income	—	—	—	(1,002)	(1,002)

Adjusted EBITDA	$59,903	$23,100	$6,916	$(12,070)	$77,849

IHS INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASUREMENTS TO

MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASUREMENTS

(In thousands)

	Year Ended November 30,
	2010	2009
	(Unaudited)
Americas	$670,811	$602,641
EMEA	311,916	287,855
APAC	92,733	76,804
Shared Services	—	—

Revenue	$1,075,460	$967,300

Americas	$203,451	$191,754
EMEA	69,689	60,576
APAC	29,574	24,650
Shared Services	(115,971)	(97,094)

Operating income	$186,743	$179,886

	Year Ended November 30, 2010
	Americas	EMEA	APAC	Shared Services	Total
	(Unaudited)
Operating income	$203,451	$69,689	$29,574	$(115,971)	$186,743

Adjustments:

Stock-based compensation expense	—	—	—	66,474	66,474
Depreciation and amortization	41,884	15,257	154	2,179	59,474
Restructuring charges	7,634	1,338	50	—	9,022
Non-cash net periodic pension and post-retirement expense	—	—	—	3,407	3,407

Adjusted EBITDA	$252,969	$86,284	$29,778	$(43,911)	$325,120

	Year Ended November 30, 2009
	Americas	EMEA	APAC	Shared Services	Total
	(Unaudited)
Operating income	$191,754	$60,576	$24,650	$(97,094)	$179,886

Adjustments:

Stock-based compensation expense	—	—	—	57,112	57,112
Depreciation and amortization	31,750	14,927	115	2,354	49,146
Restructuring credits	(127)	(136)	—	(472)	(735)
Gain on sales of assets, net	(147)	(218)	—	—	(365)
Non-cash net periodic pension and post-retirement income	—	—	—	(4,006)	(4,006)
Net income attributable to noncontrolling interest	—	(2,144)	—	—	(2,144)

Adjusted EBITDA	$223,230	$73,005	$24,765	$(42,106)	$278,894

IHS INC.

SUPPLEMENTAL INFORMATION

(In thousands, except per-share amounts)

	Three Months Ended November 30,		Year Ended November 30,
	2010	2009	2010	2009
	(Unaudited)
Net cash provided by operating activities	$44,873	$61,995	$266,188	$234,694
Capital expenditures on property and equipment	(8,649)	(9,867)	(31,836)	(27,739)

Free cash flow	$36,224	$52,128	$234,352	$206,955

	Three Months Ended November 30,
	2010		2009
	Pre-tax	After tax	Pre-tax	After tax
	(Unaudited)
Stock-based compensation expense	$16,750	$10,648	$12,850	$8,094
Restructuring charge (credit)	$—	$—	$(319)	$(202)
Gain on sale of assets, net	$—	$—	$(365)	$(309)
Non-cash net periodic pension and post-retirement expense (income)	$852	$528	$(1,002)	$(622)
Income from discontinued operations, net	$(97)	$(76)	$(224)	$(125)

	Year Ended November 30,
	2010		2009
	Pre-tax	After tax	Pre-tax	After tax
	(Unaudited)
Stock-based compensation expense	$66,474	$42,259	$57,112	$35,981
Restructuring charges (credits)	$9,022	$5,594	$(735)	$(478)
Gain on sale of assets, net	$—	$—	$(365)	$(309)
Non-cash net periodic pension and post-retirement expense (income)	$3,407	$2,113	$(4,006)	$(2,483)
Loss from discontinued operations, net	$68	$54	$70	$138

	Three Months Ended November 30,		Year Ended November 30,
	2010	2009	2010	2009
	(Unaudited)
Earnings per diluted share	$0.64	$0.64	$2.18	$2.11
Stock-based compensation expense	0.16	0.13	0.65	0.56
Restructuring charges (credit)	—	—	0.09	(0.01)
Gain on sale of assets, net	—	—	(0.00)	(0.00)
Non-cash net periodic pension and post-retirement expense (income)	0.01	(0.01)	0.03	(0.04)
(Income) / Loss from discontinued operations, net	(0.00)	(0.00)	(0.00)	(0.00)

Adjusted earnings per diluted share	$0.81	$0.75	$2.96	$2.62

Note: amounts may not sum due to rounding.